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                       PERCEPTRON, INC. AND SUBSIDIARIES
          EXHIBIT 11, STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS




                                                                     Earnings Per Share                 Earnings Per Share
                                                              Three Months Ended September 30,    Nine months Ended September 30,
                                                              --------------------------------    -------------------------------
                                                                  1996               1995             1996                1995
                                                              ------------        -----------     ------------        -----------
                                                              (as restated)     (as restated)      (as restated)     (as restated)

A.   Net Income                                               $ 2,487,000         $ 1,621,000      $ 4,003,000        $ 4,268,000
                                                              -----------         -----------      -----------        -----------

     Weighted average number of common shares outstanding       7,046,350           6,588,899        6,897,885          6,503,915

     Effect of the issuance of stock options and assumed
        exercise of stock options at prices which are lower
        than the average market price of the common shares
        during the period, using the treasury stock method        633,215             721,420          702,530            683,052


B.   Weighted average number of common shares and common
                                                              -----------         -----------      -----------        -----------
         equivalent shares for primary earnings per share       7,679,565           7,310,319        7,600,415          7,186,967
                                                              -----------         -----------      -----------        -----------

Weighted average number of common shares outstanding            7,046,350           6,588,899        6,897,885          6,503,915

Effect of the issuance of stock options and assumed
   exercised of stock options at prices which are lower
   than the market price of the common shares at the
   end of the period, using the treasury stock method             533,980             685,596          632,506            761,337


C.   Weighted average number of common shares and common


         equivalent shares for fully diluted earnings         -----------         -----------      -----------        -----------
         per share                                              7,580,330           7,274,495        7,530,391          7,265,252
                                                              -----------         -----------      -----------        -----------

     Primary earnings per share (A/B)                         $       .32         $       .22      $       .53        $       .59
                                                              ===========         ===========      ===========        ===========

     Fully diluted earnings per share (A/C)                   $       .33         $       .22      $       .53        $       .59
                                                              ===========         ===========      ===========        ===========
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